Exhibit 99.1


THE MAY DEPARTMENT STORES COMPANY REPORTS
SALES DECREASE OF 3.8% FOR APRIL


ST. LOUIS, May 8, 2003 - The May Department Stores Company [NYSE: MAY] reported preliminary net sales of $967.4 million for the four-week period ended May 3, 2003, a 3.8% decrease from $1.01 billion in the similar period last year. Store-for-store sales decreased 5.6%.

Net sales for the first quarter of fiscal 2003 were $2.87 billion, a 7.2% decrease compared with $3.10 billion during the first quarter of fiscal 2002.

Earnings per share, before income tax credits related to the resolution of various federal and state tax issues, will be lower than the current First Call consensus due to weaker-than-anticipated first-quarter sales. May will report its first quarter earnings May 13, 2003.

Net sales were as follows:


(dollars in millions)  Fiscal         Fiscal           Percent         Store-for-Store
                         2003           2002          Decrease                Decrease
April                  $967.4       $1,006.0            (3.8)%                  (5.6)%
First Quarter         2,872.6        3,096.2            (7.2)                   (8.8)






Net sales include merchandise sales and lease department income.
Store-for-store sales compare sales of stores open during both years Beginning the first day a new store has prior year sales and exclude sales of stores closed during both years.







During April, May opened two David's Bridal stores in Kentucky and
North Carolina.

The May Department Stores Company currently operates 445 department stores under the names of Lord & Taylor, Famous-Barr, Filene's, Foley's, Hecht's, Kaufmann's, L.S. Ayres, Meier & Frank, Robinsons-May, Strawbridge's, and The Jones Store, as well as 183 David's Bridal stores, 235 After Hours stores, and 10 Priscilla of Boston stores. May operates in 45 states, the District of Columbia, and Puerto Rico.


This release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. While this release reflects all available information and management's judgment and estimates of current and anticipated conditions and circumstances and is prepared with the assistance of specialists within and outside the company, there are many factors outside of our control that have an impact on our operations. Such factors include but are not limited to competitive changes, general and regional economic conditions, consumer preferences and spending patterns, availability of adequate locations for building or acquiring new stores, and our ability to hire and retain qualified associates. Because of these factors, actual performance could differ materially from that described in forward-looking statements.